InspireMD Postpones Special Meeting
of Stockholders to October 27, 2017

Tel Aviv, Israel—October 4, 2017 - InspireMD, Inc. (NYSE AMER:NSPR) (NYSE AMER:NSPR.WS) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that it has postponed its Special Meeting of Stockholders that was to have taken place originally on October 3, 2017. The new date for the Special Meeting is October 27, 2017 at 11:30 a.m. Eastern time and it will take place at the offices of Haynes and Boone, LLP, located at 30 Rockefeller Plaza, 26th Floor, New York, New York 10112. The record date of August 28, 2017 remains unchanged.

The Company also announced it has withdrawn its proposal to amend the Company’s 2013 Long-Term Incentive Plan. The two remaining proposals are for (i) an authorization of the board of directors, in its discretion but prior to the annual meeting of stockholders in 2018, to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-10 to 1-for-25, such ratio to be determined by the board of directors (the “Reverse Stock Split Proposal”) and (ii) to approve any adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of the foregoing proposal (the “Adjournment Proposal”). The board of directors recommends a vote FOR the two Proposals.

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “While the board of directors does not have a present intention to effect a reverse stock split, stockholder approval would provide us flexibility to pursue strategic transactions and other opportunities that may arise as a result of the progress we have made the past three quarters. As shareholders ourselves, we believe the removal of the employee stock option plan demonstrates our commitment to shareholders. Similarly, the request for authorization for a reverse split could provide us an additional tool that we would only consider if we deem it to be in the best interests of the shareholders.”

InspireMD will, as promptly as practicable, distribute to its stockholders of record a supplement to the proxy statement for the Special Meeting of Stockholders. Valid proxies that have already been submitted will continue to be valid for purposes of the rescheduled Special Meeting on Friday, October 27, 2017 and at any and all adjournments or postponements thereof. Stockholders who have not yet voted are encouraged to do so. Stockholders that own their shares in “street name” through a stock brokerage account or through a bank or nominee should consult the broker, bank or nominee about its procedures to vote the shares.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com